Exhibit 99.1

P R E S S R E L E A S E

For Immediate Release: Contact:

Mollie Condra, Ph.D.

       HealthStream

       (615)-301-3237

mollie.condra@healthstream.com

HealthStream Closes Acquisition of                       ANSOS™ Staff Scheduling

Nashville, Tennessee (December 3, 2020) – HealthStream (Nasdaq: HSTM), a leading provider of workforce and provider solutions for the healthcare industry, today announced that it has completed the acquisition of Change Healthcare’s staff scheduling business, which includes their market-leading ANSOS™ Staff Scheduling application and related products. These solutions will be included in HealthStream’s Workforce Solutions business segment.

The purchase price in connection with the acquisition was approximately $67.5 million (subject to working capital and other customary purchase price adjustments), which was paid in cash.

About HealthStream

HealthStream (Nasdaq: HSTM) is dedicated to improving patient outcomes through the development of healthcare organizations’ greatest asset: their people. Our unified suite of solutions is contracted by healthcare organizations across the U.S. for workforce development, training & learning management, talent management, credentialing, privileging, provider enrollment, performance assessment, and managing simulation-based education programs. Based in Nashville, Tennessee, HealthStream has additional offices in Jericho, New York; Boulder; Colorado; Denver, Colorado; San Diego, California; Chicago, Illinois; Portland, Oregon; and Raleigh, North Carolina. For more information, visit http://www.healthstream.com or call 800-521-0574.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact) that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements to be materially different from future results, performance, or achievements expressed or implied by the forward-looking statements, including as the result of risks referenced in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed on February 26, 2020, the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2020, filed on October 29, 2020, and in the Company’s other filings with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update or revise any such forward-looking statements.

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